                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or 14a-12

                           Playboy Enterprises, Inc.
               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration No.:

  (3) Filing Party:

  (4) Date Filed:

                                [PLAYBOY LOGO]

                               ----------------
                   Notice of Annual Meeting of Stockholders

                               ----------------

                                 May 10, 2000

   As a stockholder of Playboy Enterprises, Inc. (the "Company"), you are notified of and cordially invited to attend the Annual Meeting of Stockholders of the Company to be held at the Company's New York offices located at 730 Fifth Avenue, New York, New York 10019, on Wednesday, May 10, 2000 at 9:30 a.m., local time, for the following purposes:

  1. To elect seven directors for the ensuing year, or until their successors are elected and qualified;

  2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2000; and

  3. To transact any other business that may properly come before the meeting.

   The Board of Directors has fixed the close of business on March 13, 2000 as the record date for the determination of the holders of Class A Common Stock entitled to notice of and to vote at the meeting. An alphabetical list of those stockholders, their addresses and number of shares owned shall be on display for all purposes germane to the meeting during ordinary business hours starting at 10:00 a.m on April 28, 2000 and ending at the close of business on May 9, 2000 in the Company's New York offices. The list shall be available in the Company's Security Office. The list shall also be on display at the meeting.

   We hope that you will be present at the meeting. If you cannot attend and you are a holder of Class A Common Stock, please date and sign the enclosed proxy card and return it at your earliest convenience in the envelope provided so that your shares will be represented. The envelope requires no postage if mailed in the United States.

April 14, 2000
                                          By Order of the Board of Directors

[Signature]

                                          Howard Shapiro
                                          Secretary

                           PLAYBOY ENTERPRISES, INC.
                          680 North Lake Shore Drive
                            Chicago, Illinois 60611

                               ----------------
                                Proxy Statement

                               ----------------

                            SOLICITATION OF PROXIES

   This Proxy Statement is being mailed by Playboy Enterprises, Inc. (the "Company") to all holders of Class A Common Stock, par value $0.01 per share (the "Class A Stock"), and Class B Common Stock, par value $0.01 per share (the "Class B Stock" and, together with the Class A Stock, the "Common Stock"), of the Company on or about April 14, 2000 in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the annual meeting of stockholders to be held May 10, 2000. Each proxy duly executed and received prior to the meeting will be voted according to its terms. At any time before the proxy is voted, it may be revoked either by giving a later proxy, by written notification to the Secretary of the Company, or by appearing at the meeting and voting the shares. Under the Company's Amended and Restated Certificate of Incorporation, the Class B Stock has no voting rights with respect to the matters to be presented at the annual meeting.

   The solicitation of proxies will be primarily by mail. Proxies may also be solicited personally and by telephone by officers and full-time employees of the Company, none of whom will receive any additional compensation for this activity. The expenses of solicitation will be borne by the Company. These expenses may also include ordinary charges and expenses of brokerage houses and other fiduciaries for forwarding documents to beneficial owners.

   Only stockholders of record as of the close of business on March 13, 2000 will be entitled to vote at the meeting or any adjournment of the meeting. As of that date, the Company had outstanding 4,859,102 shares of Class A Stock, having one vote per share and constituting the Company's only class of voting securities.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

   As of February 29, 2000, the only party known to the Company to be the beneficial owner of 5% or more of the Company's voting securities was:

                                                       Number of Shares Percent
Name and Address                                       of Class A Stock of Class
----------------                                       ---------------- --------
Hugh M. Hefner, Trustee
The Hugh M. Hefner 1991 Trust(l)
9242 Beverly Boulevard
Beverly Hills, CA 90210...............................    3,381,836      69.60%

--------
(1) Mr. Hefner, founder of the Company and Editor-in-Chief, owns these shares through The Hugh M. Hefner 1991 Trust. Mr. Hefner has sole investment and voting power over these shares of Class A Stock.

   Mr. Hefner intends to vote his shares in accordance with the recommendations made in this Proxy Statement by the Board of Directors.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   At the meeting, seven directors will be elected to serve until the next ensuing annual meeting of stockholders or until their respective successors are duly elected and qualified. The Company's bylaws allow for the election of not fewer than five and not more than ten directors and, within this limitation, allow the number of directors to be fixed by the Board of Directors of the Company (the "Board") from time to time. The Board is currently comprised of seven directors. The affirmative vote of the holders of a majority of the Class A Stock represented in person or by proxy is required to elect each of the nominees. Each nominee is currently a director of the Company. If, for any reason, any nominee is not a candidate at the time of election (which is not expected to occur), it is intended that the proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees. Proxies may not be voted for more than seven persons.

   THE BOARD RECOMMENDS THAT HOLDERS OF THE COMPANY'S CLASS A STOCK VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW.

   The following information is provided with respect to each of the nominees for director:

CHRISTIE HEFNER
Director since 1979
Age 47

   Ms. Hefner was appointed Chairman of the Board and Chief Executive Officer of the Company in November 1988. From September 1986 to November 1988, she was Vice Chairman of the Board, President and Chief Operating Officer. From February 1984 to September 1986, she was President and Chief Operating Officer; she had been President since April 1982. From January 1978 to April 1982, she was a Corporate Vice President. She joined the Company in 1975 as Special Assistant to the Chairman of the Board. In addition, Ms. Hefner is a member of the Board of Directors of Telocity. Ms. Hefner is the daughter of Hugh M. Hefner, Editor-in-Chief.

DENNIS S. BOOKSHESTER
Director since 1990
Age 61

   Mr. Bookshester is currently the acting Chief Executive Officer of Fruit of the Loom, Inc., a company principally engaged in the production of basic apparel for consumers ranging from infants to senior citizens, and has been Chairman of the Board of Cutanix Corporation, a company principally engaged in scientific skin research, since November 1997. Prior to his current positions, Mr. Bookshester was an independent business consultant. From December 1990 to May 1991, he served as Chief Executive Officer of Zale Corporation, a company principally involved in the retail sale of jewelry. Mr. Bookshester was Corporate Vice Chairman, Chairman and Chief Executive Officer of the Retail Group of Carson Pirie Scott & Co., positions he held from 1984 to 1989. In addition, Mr. Bookshester is a member of the Board of Directors of Fruit of the Loom, Inc. and Elder Beerman Stores Corp. Mr. Bookshester is on the Visiting Committee of the University of Chicago Graduate School of Business. Mr. Bookshester is Chairman of the Audit Committee of the Board and is a member of the Compensation Committee of the Board.

DAVID I. CHEMEROW
Director since 1996
Age 48

   Mr. Chemerow has been President and Chief Operating Officer of SOLDOUT.com, Inc. since September 1999. SOLDOUT.com, Inc. is a premium event and entertainment resource, specializing in sold out and hard-to-obtain tickets and personalized entertainment packages for sports, theater, cultural and other events. Prior to his current position, Mr. Chemerow was President and Chief Operating Officer of GT Interactive Software Corp., a company principally engaged in publishing computer games, since April 1998; he was Executive Vice President and Chief Operating Officer from May 1997 to April 1998. Prior to that, he was Executive Vice President and Chief Financial Officer of ENTEX Information Services, Inc., from April 1996. Prior to joining ENTEX, he was Executive Vice President, Finance and Operations, and Chief Financial Officer of the Company from 1990. From 1988 to 1990, he served as President of Beechwood Capital Corporation, an investment company involved in acquiring and operating businesses. Mr. Chemerow is also a member of the Board of Directors of Dunham's Athleisure Corporation. Mr. Chemerow is a member of the Audit Committee of the Board.

DONALD G. DRAPKIN
Director since 1997
Age 52

   Mr. Drapkin has been a Director and Vice Chairman of MacAndrews & Forbes Holdings Inc. and various of its affiliates since 1987. Prior to joining MacAndrews & Forbes, Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom in New York from 1977 to 1987. Mr. Drapkin also is a member of the Board of Directors of Algos Pharmaceutical Corporation, Anthracite Capital, Inc., BlackRock Asset Investors, The Molson Companies Limited, Nexell Therapeutics Inc., Playboy.com, Inc., Revlon Consumer Products Corporation, Revlon, Inc., Wedcom, Inc. and Weider Nutrition International, Inc. Mr. Drapkin is a member of the Compensation Committee of the Board.

SOL ROSENTHAL
Director since 1985
Age 65

   Mr. Rosenthal has been Of Counsel to the Los Angeles law firm of Blanc Williams Johnston & Kronstadt, L.L.P. since May 1996. Prior to that, he was a senior partner in the law firm of Buchalter, Nemer, Fields & Younger from 1974 through April 1996. He has served as an Arbitrator in entertainment industry disputes since 1977 and as the Writers Guild-Association of Talent Agents Negotiator since 1978. Mr. Rosenthal is a former member of the Board of Governors, Academy of Television Arts & Sciences, on which he served from 1990 to 1992; he is a former President of the Beverly Hills Bar Association and a former President of the Los Angeles Copyright Society. Mr. Rosenthal is Chairman of the Compensation Committee of the Board.

RICHARD S. ROSENZWEIG
Director since 1973
Age 64

   Mr. Rosenzweig has been Executive Vice President of the Company since November 1988. From May 1982 to November 1988, he was Executive Vice President, Office of the Chairman, and from July 1980 to May 1982, he was Executive Vice President, Corporate Affairs. Before that, from January 1977 to June 1980, he had been Executive Vice President, West Coast Operations. His other positions with the Company have included Executive Vice President, Publications Group, and Associate Publisher, Playboy magazine. He has been with the Company since 1958.

SIR BRIAN WOLFSON
Director since 1996
Age 64

   Sir Brian Wolfson served as Chairman of Global Health Alternatives Inc., a company principally involved in health products, from October 1995 to February 1998. From January 1986 to June 1995, he served as Chairman of Wembley plc, a company engaged in the sports and entertainment industry. From 1967 to 1970, he served as joint managing director of Granada Group. He is currently Chairman of the Board of Directors of Fruit of the Loom, Inc. and Kepner-Tregoe Inc., a member of the Board of Directors of Autotote Inc., and a Governor of the Joseph H. Lauder Institute of the University of Pennsylvania. Sir Brian Wolfson is a member of the Audit Committee of the Board.

                          COMMITTEES AND COMPENSATION

   The Company has a standing Audit Committee of the Board currently comprised of Messrs. Bookshester (who is the Chairman) and Chemerow and Sir Brian Wolfson. The principal functions of the Audit Committee are to consider and recommend the selection of independent public accountants to audit the Company's financial statements, to review the Company's internal accounting policies and controls, to review with the independent accountants the scope of their audit and their recommendations and comments with respect to internal controls and accounting systems, and to reinforce the independence of the independent accountants. During fiscal year 1999, the Audit Committee held four meetings.

   The Company has a standing Compensation Committee of the Board currently comprised of Messrs. Rosenthal (who is the Chairman), Bookshester and Drapkin. The functions of the Compensation Committee include approving compensation, salary or termination arrangements and all proposed contracts and transactions with employees whose salaries and bonuses are more than $250,000 and less than $400,000 per year (except employees who are corporate officers). The Compensation Committee is also responsible for reviewing and making recommendations to the Board concerning employee benefit programs, compensation, salary or termination arrangements and all proposed contracts and transactions with any employee (including Mr. Hefner) whose salary and bonus equals or exceeds $400,000 per year, and those individuals mentioned as exceptions immediately above in regard to the approval authority of the Compensation Committee. The Compensation Committee administers the 1995 Stock Incentive Plan, as amended and restated (the "1995 Plan"), for the Company's key employees and has the authority to determine which employees are "key employees" and thereby eligible to participate in the 1995 Plan. The Compensation Committee also administers the Company's Employee Stock Purchase Plan, as amended (the "Purchase Plan"). During fiscal year 1999, the Compensation Committee held six meetings.

   The Company does not have a standing Nominating Committee of the Board. From time to time, the Board creates other committees to address Company matters.

   During fiscal year 1999, the Board held eight meetings. Every member of the Board attended 75% or more of the aggregate of the total number of all meetings held during the fiscal year by the Board and the committees on which that member served during that period.

   Non-employee directors receive an annual fee of $25,000 prorated from the effective date of their election and earned quarterly. They can elect to receive this annual fee in cash and/or in Class B Stock. An additional fee of $1,000 worth of Class B Stock is earned for each in-person Board meeting attended by a non-employee director. Accordingly, for fiscal year 1999, Messrs. Bookshester, Chemerow, Drapkin and Rosenthal and Sir Brian Wolfson earned compensation of $31,000, $30,000, $30,000, $31,000 and $31,000, respectively. Since October 1992, non-
employee directors have also been eligible to participate in the Company's Deferred Compensation Plan for non-employee directors, under which they may elect to defer portions of their annual fees and per-meeting payments. All amounts deferred and interest credited are 100% vested immediately and are general unsecured obligations of the Company.

   Each non-employee director is also a participant in the Playboy Enterprises, Inc. 1991 Non-Qualified Stock Option Plan for Non-Employee Directors (the "1991 Plan"). Under the 1991 Plan, each director is granted a non-qualified stock option to purchase shares of Class B Stock. An aggregate of 80,000 shares of Class B Stock were available for grant under the 1991 Plan. Each option is exercisable in four equal annual installments, beginning on the first anniversary of the date that options were initially granted, unless accelerated under certain circumstances set forth in the 1991 Plan. All installments are cumulative and may be exercised in whole or in part. Options granted under the 1991 Plan generally expire 10 years after the date of grant, though they may expire earlier. Shares issued upon the exercise of options granted under the 1991 Plan may be either treasury shares or newly issued shares.

                              EXECUTIVE OFFICERS

   The following information is provided with respect to the executive officers of the Company, other than Ms. Hefner and Mr. Rosenzweig for whom the information is provided above under the caption "ELECTION OF DIRECTORS".

LINDA G. HAVARD
Executive Vice President, Finance and Operations, and Chief Financial Officer Age 45

   Ms. Havard was appointed to her present position in May 1997. From August 1982 to May 1997, she held various financial and management positions at Atlantic Richfield Company ("ARCO"). From October 1996 to May 1997, Ms. Havard served as ARCO's Senior Vice President in the Global Energy Ventures division. She also served as ARCO's Vice President of Corporate Planning from January 1994 to December 1996. Her other positions with ARCO included Vice President, Finance, Planning and Control, ARCO Transportation Co. and President, ARCO Pipe Line Co.

HUGH M. HEFNER
Editor-in-Chief
Age 74

   Mr. Hefner founded the Company in 1953. He was appointed to his present position in November 1988. From October 1976 to November 1988, Mr. Hefner served as Chairman of the Board and Chief Executive Officer, and before that he served as Chairman, President and Chief Executive Officer. Mr. Hefner is the father of Christie Hefner, Chairman of the Board and Chief Executive Officer.

HELEN ISAACSON
Senior Vice President and President, Product Marketing Group
Age 53

   Ms. Isaacson was appointed to her present position in October 1997. From January 1997 to October 1997, she served as Executive Vice President of worldwide licensing at the Marvel Comics Group, an entertainment company. From November 1991 to December 1996, Ms. Isaacson served as Senior Vice President of international licensing and merchandising at Turner Home Entertainment, a wholly-owned subsidiary of Time Warner, Inc.

MARTHA O. LINDEMAN
Senior Vice President, Corporate Communications and Investor Relations
Age 49

   Ms. Lindeman was appointed to her present position in September 1998. From 1992 to 1998, she served as Vice President, Corporate Communications and Investor Relations. From 1986 to 1992, she served as Manager of Communications at the Tribune Company, a leading information and entertainment company.

ANTHONY J. LYNN
Executive Vice President and President, Entertainment Group
Age 47

   Mr. Lynn was appointed to his present position in June 1992. From 1991 to 1992, he served as President of international television distribution and worldwide pay television at MGM-Pathe Communications Co., where he was Executive Vice President from 1987 to 1991. During 1987, he served as President of Cable, Pay T.V. and Home Video at Coca Cola Telecommunications, Inc.

ALEX MIRONOVICH
Executive Vice President and President, Publishing Group
Age 47

   Mr. Mironovich was appointed to his present position in February 1999. From 1998 to 1999, he was employed at Meredith Corporation where he served as Group Publisher. From 1993 to 1998, he served as Associate Publisher and then Publisher of Better Homes and Gardens.

GARRY W. SAUNDERS
Executive Vice President and President, Casino Gaming Group
Age 48

   Mr. Saunders was appointed to his present position in March 1998 after serving as an independent consultant to the Company from October 1997. From July 1995 to July 1997, he served as Executive Vice President and Director of Gaming Operations at ITT Caesars World, a casino resort corporation. From February 1994 to July 1995, he served as Executive Vice President and Director of Gaming Operations of ITT Sheraton, a hotel and casino company. From 1987 to 1993, he served as Executive Vice President of the Sands Hotel and Casino in Atlantic City.

HOWARD SHAPIRO
Executive Vice President, Law and Administration, General Counsel and
  Secretary
Age 52

   Mr. Shapiro was appointed to his present position in May 1996. From September 1989 to May 1996, he served as Executive Vice President, Law and Administration, and General Counsel. From May 1985 to September 1989, Mr. Shapiro served as Senior Vice President, Law and Administration, and General Counsel. From July 1984 to May 1985, he served as Senior Vice President and General Counsel. From September 1983 to July 1984, he served as Vice President and General Counsel. From May 1981 to September 1983, he served as Corporate Counsel. From June 1978 to May 1981, he served as Division Counsel. From November 1973 to June 1978, he served as Staff Counsel.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK
                      BY DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth, as of February 29, 2000, the number and percentage of shares of Common Stock beneficially owned by each Director, by each Executive Officer named in the Summary Compensation Table on page 11 and by all Directors and Executive Officers as a Group. As used in this Proxy Statement, "beneficially owned" means the sole or shared power to vote or direct the voting of a security and/or the sole or shared power to dispose or direct the disposition of a security.

Name of Director or
Named Executive              Shares of      Percent of      Shares of      Percent of
Officer(1)                Class A Stock(2) Class A Stock Class B Stock(2) Class B Stock
-------------------       ---------------- ------------- ---------------- -------------
Dennis S.
 Bookshester(3)(4)......         3,000           *             26,563           *
David I. Chemerow(3)(4).           800           *             42,200           *
Donald G. Drapkin(3)(4).             0           *             10,000           *
Christie Hefner(3)(4)...        72,274          1.49          704,178          3.56
Hugh M. Hefner..........     3,381,836         69.60        5,965,508         30.82
Anthony J. Lynn(3)(4)...           600           *            224,899          1.15
Alex Mironovich(3)(4)...             0           *             25,000           *
Sol Rosenthal(3)(4).....           252           *             26,220           *
Richard S.
 Rosenzweig(3)(4).......           365           *             85,047           *
Garry W. Saunders(3)(4).             0           *             60,000           *
Sir Brian Wolfson(3)(4).         2,500           *             15,592           *
All Directors and
 Executive Officers as a
 Group (16
 persons)(3)(4).........     3,461,692         71.17        7,463,733         36.62

--------
*  Less than 1% of the total shares outstanding.
(1) For fiscal year 1999, in addition to Ms. Hefner, Mr. Hefner, Mr. Lynn, Mr. Mironovich and Mr. Saunders, the Company's executive officers were: Linda
    G. Havard, Helen Isaacson, Herbert M. Laney (who terminated his employment in March 2000), Martha O. Lindeman, Richard S. Rosenzweig and Howard Shapiro.
(2) In each case, beneficial ownership consists of sole voting and investment power, with the exception of Mr. Rosenthal, who owns two shares of Class A Stock and six shares of Class B Stock as custodian for his son. Mr. Rosenthal disclaims beneficial ownership of these shares. As of February 29, 2000, all Directors and Executive Officers as a Group shared voting and investment power over 52 shares of Class A Stock and 169 shares of Class B Stock.
(3) Includes the following shares of Common Stock which are subject to installments of stock option grants made under the Company's 1989 Stock Option Plan (the "1989 Plan"), the 1995 Plan and the 1991 Plan, which were either exercisable on February 29, 2000, or are exercisable within 60 days of February 29, 2000.

   Director or Named Executive Officer              Class A Stock Class B Stock
   -----------------------------------              ------------- -------------
   Dennis S. Bookshester...........................      0          17,500
   David I. Chemerow...............................      0           7,500
   Donald G. Drapkin...............................      0           5,000
   Christie Hefner.................................  5,000         392,415
   Anthony J. Lynn.................................      0         191,250
   Alex Mironovich.................................      0          10,000
   Sol Rosenthal...................................      0          17,500
   Richard S. Rosenzweig...........................      0          27,500
   Garry W. Saunders...............................      0          26,250
   Sir Brian Wolfson...............................      0          10,000
   All Directors and Executive Officers as a Group
    (15 persons)...................................  5,000         844,915

(4) Includes the following shares of Class B Stock which are subject to the vesting of restricted stock awards made under the 1995 Plan and the 1997 Equity Plan for Non-Employee Directors of Playboy Enterprises, Inc., as amended.

   Director or Named Executive Officer           Initial Grant Unvested Portion
   -----------------------------------           ------------- ----------------
   Dennis S. Bookshester........................      5,000          5,000
   David I. Chemerow............................      5,000          5,000
   Donald G. Drapkin............................      5,000          5,000
   Christie Hefner..............................     75,000         37,500
   Anthony J. Lynn..............................     26,250         13,124
   Alex Mironovich..............................     15,000         15,000
   Sol Rosenthal................................      5,000          5,000
   Richard S. Rosenzweig........................     20,000         10,000
   Garry W. Saunders............................     15,000         15,000
   Sir Brian Wolfson............................      5,000          5,000
   All Directors and Executive Officers as a
    Group (15 persons)..........................    273,750        179,374

                            EXECUTIVE COMPENSATION

   The following tables set forth information regarding the compensation received by the Company's Chief Executive Officer and the other four most highly compensated executive officers, determined by reference to fiscal year 1999 (the "Named Executive Officers"). The first table ("Compensation Earned During and With Respect to Fiscal Years and Transition Period") reflects salary and bonus, as well as the value of restricted stock awards and stock options granted in prior years but which vested with respect to or through the indicated fiscal years and transition period. The second, third and fourth tables ("Summary Compensation Table," "Option Grants in Last Fiscal Year" and "Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values") are in the format dictated by the applicable rules of the Securities and Exchange Commission ("SEC"). The Summary Compensation Table reflects salary, bonus and other compensation earned in the designated fiscal years and transition period as well as stock options and restricted stock awards granted (without regard to vesting) in those fiscal years and transition period. The Option Grants in Last Fiscal Year table explains in more detail the terms and hypothetical values of stock options granted to the Named Executive Officers during fiscal year 1999. The Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values table reflects certain information regarding exercised stock options and vested and unvested stock options held as of December 31, 1999 and the value of those options as of that date.

                COMPENSATION EARNED DURING AND WITH RESPECT TO
                      FISCAL YEARS AND TRANSITION PERIOD

                                  Annual Compensation          Vesting of Long-Term Compensation
                                  ------------------- ------------------------------------------------------
                                                       Value of      Estimated   Fiscal Year-  Fiscal Year-
                                                        Vested     Tax Liability End Value of  End Value of
                                                       Class B     with Respect  Class A Stock Class B Stock
                                                      Restricted    to Vesting    Underlying    Underlying
Name and                                                Stock      of Restricted  Exercisable   Exercisable
Principal Position       Year (1)  Salary    Bonus      Awards         Stock     Options(2)(3) Options(2)(3)
------------------       -------- -------- ---------- ----------   ------------- ------------- -------------
Christie Hefner.........  1999    $550,000 $  110,042                              $ 65,625     $2,426,797
 Chairman of the Board    1998     499,989    198,197                               680,625      3,187,538
 and
 Chief Executive Officer  1997.5   249,990                                          391,875      1,706,849
                          1997     499,980    178,781  $217,969(5)    $70,731(5)    261,250        855,546

Anthony J. Lynn.........  1999     550,000  1,775,629                                            2,976,641
 Executive Vice           1998     524,996  1,190,750                                            2,356,484
 President and
 President,               1997.5   262,496    340,800                                            1,295,415
 Entertainment
 Group                    1997     524,992    757,700    76,295(5)     27,047(5)                   582,561

Hugh M. Hefner..........  1999     750,000     60,023
 Editor-in-Chief          1998     749,998    118,918
                          1997.5   374,995
                          1997     419,978    106,792

Alex Mironovich(4)......  1999     361,539    156,000
 Executive Vice
 President and
 President, Publishing
 Group

Garry W. Saunders(4)....  1999     410,000
 Executive Vice           1998     330,765
 President and
 President, Casino
 Gaming Group

--------
(1) The transition period for the six months ending December 31, 1997 is identified as 1997.5 for purposes of this table and included 13 pay periods.
(2) Value of stock options under the 1989 Plan and the 1995 Plan that were exercisable as of the respective year-end and transition period-end are based on the difference between the closing price of Class A Stock or Class B Stock, as applicable, on December 31 of fiscal years 1999 and 1998 and of the transition period and on June 30 of fiscal year 1997, and the exercise price of the option. The closing price of the Class A Stock was $20 1/2 on December 31, 1999, $19 1/8 at December 31, 1998, $13 7/8 at
    December 31, 1997 and

   $11 1/2 at June 30, 1997. The closing price of the Class B Stock was $24 5/16 on December 31, 1999, $20 15/16 at December 31, 1998, $15 11/16 at
   December 31, 1997 and $11 9/16 at June 30, 1997.
(3) The period-to-period increase or decrease in value of stock underlying exercisable options is a function of both fluctuations in the market price of Class A Stock and Class B Stock underlying options and the vesting or exercise of options. The following tables reflect, for period-to-period fluctuations in the value of Class A Stock and Class B Stock underlying options, the amount of the fluctuation attributable to appreciation or depreciation in the market value of the stock and the amount of any increase or decrease attributable to the vesting of additional options or exercise of options.

                                 Class A Stock

                     1998 to 1999 Decrease in Value     1997.5 to 1998 Increase in Value 1997 to 1997.5 Increase in Value
                    ----------------------------------  -------------------------------- --------------------------------
                    Depreciation  Exercise              Appreciation  Vesting            Appreciation  Vesting
Name                  of Stock   of Options    Total      of Stock   of Options  Total     of Stock   of Options  Total
----                ------------ ----------  ---------  ------------ ---------- -------- ------------ ---------- --------
Ms. Hefner.........   $(50,937)  $(564,063)  $(615,000)   $288,750      $ 0     $288,750   $130,625      $ 0     $130,625

                                 Class B Stock

                                  1998 to 1999                   1997.5 to 1998 Increase in        1997 to 1997.5
                          Increase (Decrease) in Value                     Value                  Increase in Value
                     ----------------------------------------  ------------------------------ -------------------------
                      Appre-               Vesting               Appre-   Vesting              Appre-  Vesting
                     ciation  Exercise of     of               ciation of    of               ciation    of
Name                 of Stock   Options    Options    Total      Stock    Options    Total    of Stock Options  Total
----                 -------- -----------  -------- ---------  ---------- -------- ---------- -------- ------- --------
Ms. Hefner.......... $629,532 $(2,273,438) $883,165 $(760,741) $1,348,627 $132,062 $1,480,689 $835,313 $15,990 $851,303
Mr. Lynn............  620,157           0         0   620,157     964,687   96,382  1,061,069  712,854       0  712,854
Mr. Saunders........   79,036    (285,286)  206,250         0

  --------
(4) Mr. Mironovich and Mr. Saunders joined the Company in February 1999 and March 1998, respectively. Accordingly, compensation information is not provided for periods prior to their employment with the Company.
(5) Values of vested restricted stock awards are based on the closing price of Class B Stock on August 7, 1997, the date on which restrictions lapsed with respect to 25% of the shares because the Company's annual operating income for fiscal year 1997 exceeded $10.0 million. As a result of that vesting, each of the indicated Named Executive Officers became liable for payment of taxes owed on the value of those vested shares. The Company did not withhold shares of restricted stock to satisfy, or otherwise fund, the tax obligations related to vesting.

                          SUMMARY COMPENSATION TABLE

   The following table reflects salary, bonus and other compensation earned in the last three fiscal years and the six-month transition period ended December 31, 1997, as well as stock options and restricted stock awards granted (without regard to vesting) in those fiscal years and that transition period.

                                                           Long-Term
                                 Annual Compensation  Compensation Awards
                                 ------------------- ---------------------
                                                                Securities
                                                      Class B   Underlying     All
                                                     Restricted  Options      Other
Name and Principal                                     Stock     Class B     Compen-
Position                 Year(1)  Salary    Bonus    Awards(2)    Stock      sation
------------------       ------- -------- ---------- ---------- ----------   -------
Christie Hefner......... 1999    $550,000 $  110,042             650,000(4)  $30,151(9)
 Chairman of the Board
 and                     1998     499,989    198,197                          19,587
 Chief Executive Officer 1997.5   249,990                                      3,709
                         1997     499,980    178,781              75,000(5)   11,007

Anthony J. Lynn......... 1999     550,000  1,775,629              15,000(6)   64,891(9)
 Executive Vice
 President               1998     524,996  1,190,750                           7,688
 and President,
 Entertainment Group     1997.5   262,496    340,800                           2,834
                         1997     524,992    757,700                          11,315

Hugh M. Hefner.......... 1999     750,000     60,023                           9,564(9)
 Editor-in-Chief         1998     749,998    118,918                           7,688
                         1997.5   374,995                                      2,389
                         1997     419,978    106,792                          11,057

Alex Mironovich(3)...... 1999     361,539    156,000  $339,375    25,000(7)   12,654(9)
 Executive Vice
 President and
 President, Publishing
 Group

Garry W. Saunders(3).... 1999     410,000                         15,000(6)   18,314(9)
 Executive Vice
 President and           1998     330,765              240,000    75,000(8)   96,987
 President, Casino
 Gaming Group

--------
(1) The transition period for the six months ending December 31, 1997 is identified as 1997.5 for purposes of this table and included 13 pay periods.
(2) Values of restricted stock awards under the 1995 Plan shown in the Summary Compensation Table are based on the closing price of Class B Stock on the date of grant. As of December 31, 1999, Ms. Hefner held 37,500 shares of restricted Class B Stock, which were valued at $911,719, and Mr. Lynn held 13,124 shares of restricted Class B Stock, which were valued at $319,077. The restrictions on the stock awards granted to Ms. Hefner and Mr. Lynn lapse in increments of 25% of the shares at the end of any fiscal year during which annual operating income first equals or exceeds $15 million and $20 million, in each case after deducting expenses related to the vesting of restricted shares at that income level. As of December 31, 1999, Mr. Mironovich and Mr. Saunders each held 15,000 shares of restricted Class B Stock, which were valued at $364,688. The restrictions on the stock awards granted to Mr. Mironovich and Mr. Saunders lapse in increments of 17% and 83% of the shares at the end of any fiscal year during which annual operating income first equals or exceeds $15 million and $20 million, respectively, in each case after deducting expenses related to the vesting of restricted shares at that income level. Mr. Hefner does not hold any shares of restricted Class B Stock. Dividends are not paid on restricted Class B Stock.
(3) Mr. Mironovich and Mr. Saunders joined the Company in February 1999 and March 1998, respectively. Accordingly, compensation information is not provided for periods prior to their employment with the Company.
(4) Represents a non-qualified stock option granted in fiscal year 1999 under the 1995 Plan with differing exercise prices, ranging from $21.00 to $31.50 (100% to 150% of fair market value on the date of grant). The option expires on January 19, 2009. Of the 650,000 options granted, 170,000 were immediately exercisable. The remaining 480,000 options will become exercisable in 25% increments annually, beginning January 19, 2000.

(5) Represents two stock options granted in fiscal year 1997 under the 1995 Plan. The first option is an incentive stock option for 6,779 shares of Class B Stock, with an exercise price of $16.225 (110% of fair market value on the date of grant), and an expiration date of July 1, 2001. The second option is a non-qualified stock option for 68,221 shares of Class B Stock, with an exercise price of $14.75 (100% of fair market value on the date of grant), and an expiration date of July 1, 2006. Both options are exercisable in equal annual increments over a four-year period beginning July 1, 1997.
(6) Represents a non-qualified stock option granted in fiscal year 1999 under the 1995 Plan. The option has an exercise price of $21.00 (100% of fair market value on the date of grant), an expiration date of January 19, 2009, and is exercisable in equal annual increments over a two-year period beginning January 19, 2000.
(7) Represents two stock options granted in fiscal year 1999 under the 1995 Plan. The first option is an incentive option for 10,000 shares of Class B Stock, with an exercise price of $22.625 (100% of fair market value on the date of grant), an expiration date of February 1, 2009, and is exercisable in equal annual increments over a four-year period beginning February 1, 2000. The second option is a non-qualified stock option for 15,000 shares of Class B Stock, with an exercise price of $22.625 (100% of fair market value on the date of grant), an expiration date of February 1, 2009, and is exercisable in equal annual increments over a two-year period beginning February 1, 2000.
(8) Represents an incentive stock option granted in fiscal year 1998 under the 1995 Plan. The option has an exercise price of $16.00 (100% of the fair market value on the date of grant), an expiration date of March 2, 2008, and is exercisable in equal annual increments over a four-year period beginning March 2, 1999.
(9) The amounts disclosed include:
  (a) Company profit-sharing contributions of $3,964 on behalf of Ms. Hefner, Mr. Lynn, Mr. Hefner and Mr. Saunders in fiscal year 1999 under the Company's Employees Investment Savings Plan.
  (b) Company 401(k) matching contributions of $5,600 on behalf of Ms.
      Hefner, Mr. Lynn, Mr. Hefner and Mr. Saunders in fiscal year 1999 under the Company's Employees Investment Savings Plan.
  (c) Company deferred compensation matching contributions of $20,587 on behalf of Ms. Hefner, $55,327 on behalf of Mr. Lynn, $12,654 on behalf of Mr. Mironovich and $8,750 on behalf of Mr. Saunders in fiscal year 1999 under the Company's Deferred Compensation Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                              Potential Realizable Value
                                                                              At Assumed Annual Rates of
                                                                               Stock Price Appreciation
                                          Individual Grants                        for Option Term
                         ---------------------------------------------------- --------------------------
                            Number of    Percent of Total
                           Securities    Options Granted
                           Underlying      to Employees   Exercise Expiration
Name                     Options Granted  in Fiscal Year   Price      Date         5%           10%
----                     --------------- ---------------- -------- ---------- ------------ -------------
Christie Hefner (1).....     308,000          30.56%       $21.00   1/19/09   $  4,074,840 $  10,284,120
                             170,000          16.87         26.25   1/19/09      1,356,600     4,783,800
                             172,000          17.06         31.50   1/19/09        469,560     3,937,080

Anthony J. Lynn (2).....      15,000           1.49         21.00   1/19/09        198,450       500,850

Alex Mironovich (3).....      25,000           2.48        22.625    2/1/09        356,344       899,344

Garry W. Saunders (2)...      15,000           1.49         21.00   1/19/09        198,450       500,850

--------
(1) Represents a non-qualified stock option granted in fiscal year 1999 under the 1995 Plan with differing exercise prices, ranging from $21.00 to $31.50 (100% to 150% of fair market value on the date of grant). The option expires on January 19, 2009. Of the 650,000 options granted, 170,000 were immediately exercisable. The remaining 480,000 options will become exercisable in 25% increments annually, beginning January 19, 2000.
(2) Represents a non-qualified stock option granted in fiscal year 1999 under the 1995 Plan. The option has an exercise price of $21.00 (100% of fair market value on the date of grant), an expiration date of January 19, 2009, and is exercisable in equal annual increments over a two-year period beginning January 19, 2000.

(3) Represents two stock options granted in fiscal year 1999 under the 1995 Plan. The first option is an incentive option for 10,000 shares of Class B Stock, with an exercise price of $22.625 (100% of fair market value on the date of grant), an expiration date of February 1, 2009, and is exercisable in equal annual increments over a four-year period beginning February 1, 2000. The second option is a non-qualified stock option for 15,000 shares of Class B Stock, with an exercise price of $22.625 (100% of fair market value on the date of grant), an expiration date of February 1, 2009, and is exercisable in equal increments over a two-year period beginning February 1, 2000.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                        Number of Securities Underlying
                                                         Unexercised Options at Fiscal     Value of Unexercised in-the-Money
                                                                   Year-End                  Options at Fiscal Year-End(1)
                   Shares Acquired                     ----------------------------------- ----------------------------------
                     on Exercise     Value Realized      Exercisable   Unexercisable(2)       Exercisable     Unexercisable
                   --------------- ------------------- --------------- ------------------- ----------------- ----------------
                   Class A Class B Class A   Class B   Class A Class B Class A  Class B    Class A  Class B  Class A Class B
                    Stock   Stock   Stock     Stock     Stock   Stock   Stock    Stock      Stock    Stock    Stock   Stock
                   ------- ------- -------- ---------- ------- ------- -------- ---------- ------- --------- ------- --------
Christie Hefner
 Fiscal Year 1990
  grant..........  50,000  150,000 $564,063 $2,273,438
 Fiscal Year 1992
  grant..........                                       5,000   15,000                     $65,625  $254,063
 Fiscal Year 1995
  grant..........                                               75,000                             1,079,217
 Fiscal Year 1997
  grant..........                                               56,250              18,750           530,392         $176,797
 Fiscal Year 1999
  grant..........                                              170,000             138,000           563,125          457,125
 Fiscal Year 1999
  grant..........                                                                  342,000                                 (3)

Anthony J. Lynn
 Fiscal Year 1992
  grant..........                                              140,000                             2,213,750
 Fiscal Year 1994
  grant..........                                               43,750                               762,891
 Fiscal Year 1999
  grant..........                                                                   15,000                             49,688

Alex Mironovich
 Fiscal Year 1999
  grant..........                                                                   25,000                             42,188

Garry W. Saunders
 Fiscal Year 1998
  grant..........           18,750             285,286                              56,250                            467,578
 Fiscal Year 1999
  grant..........                                                                   15,000                             49,688

-------
(1) Based on a closing price for Class A Stock of $20 1/2 per share and for Class B Stock of $24 5/16 per share on December 31, 1999 as reported in the New York Stock Exchange Composite Listing.
(2) Shares are unexercisable due to vesting provisions.
(3) Option exercise price exceeded closing price as of December 31, 1999.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

   This report by the Compensation Committee and the Performance Graph on page 17 shall not be deemed to be incorporated by reference by any general statement which incorporates by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Acts"), and they shall not otherwise be deemed filed under the Acts.

   The Company's executive compensation programs are administered by the Compensation Committee of the Board of Directors (the "Committee"). Messrs. Rosenthal (who is the Chairman), Bookshester and Drapkin served as members of the Committee during the entire fiscal year 1999. None of these three directors has ever served as an officer of the Company.

   The Company's executive compensation programs are designed to help the Company achieve its business objectives by:

  . setting levels of compensation designed to attract and retain superior executives in a highly competitive environment;

  . providing incentive compensation that varies directly with both Company financial performance and individual contribution to that performance; and

  . linking compensation to elements which affect short- and long-term share performance.

   Consequently, the Committee considers its primary mission to structure and administer a range of compensation programs designed to enable the Company to attract and retain executive talent in a highly competitive marketplace, well-known for its individually tailored packages. The Committee periodically evaluates the competitiveness of its executive compensation programs, using information drawn from a variety of sources, including published survey data, information supplied by consultants and the Company's own experience in recruiting and retaining executives. Following are the criteria considered by the Committee in establishing compensation programs and the factors considered in determining the compensation of executives.

Base Salary

   The base salaries and salary ranges for executives are determined in relation to competitive market data and level of responsibility and are subject to periodic review by outside executive compensation consultants. Salary ranges are reviewed on an annual basis taking into consideration, among other things, the financial performance of the Company, and are adjusted as the Committee deems necessary. Executives' salaries are reviewed on an annual basis, and salary changes are based upon individual performance with consideration given to each executive's total compensation package and external market data. While some of the companies in the peer group chosen for comparison of shareholder returns in the Performance Graph on page 17 may be included in the surveys and information considered by the Committee in setting executives' salaries, there is no set peer group against which those salaries are measured. Instead, the Committee reviews broad-based industry salary data, which typically exclude financial services and not-for-profit companies, and, when available, will examine industry-specific data relative to a particular position. For fiscal year 1999, the Company continued the practice of restraining base salaries and salary grade ranges. This is consistent with the Company's current philosophy of focusing less on fixed compensation and more on variable performance-based compensation in the form of short and long-term incentives.

Short-Term Incentives

   Executives are eligible for annual bonuses under the Company's Executive Incentive Compensation Program (the "Program"). For fiscal year 1999, participants could earn 25% to 100% of their respective
January 1, 1999 base salaries. The total bonus amount earned was calculated based on earnings before interest, taxes, depreciation and amortization ("EBITDA") and may also be based in part on group or individual segment profitability and/or cash flows, with a threshold level of performance required before payments would be made. Under these compensation arrangements, certain executives, including all Named Executive Officers except Messrs. Lynn and Saunders, were entitled to payouts under the Program. For fiscal year 1999, Ms. Hefner, Mr. Hefner, Mr. Mironovich, Ms. Havard, Ms. Lindeman, Mr. Rosenzweig and Mr. Shapiro will receive payouts under the Program. Messrs. Lynn and Saunders each have a special compensation plan and they do not participate in the Program. See "EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS AND INCENTIVE COMPENSATION PLANS."

Long-Term Incentives

   Long-term incentive awards are provided by the 1995 Plan. The 1995 Plan is administered by members of the Committee who, subject to the terms of the 1995 Plan, designate "key employees" of the Company to whom options and other awards may be granted, the number of shares of Class B Stock to be covered by each option or other stock award, the time or times at which the options may be exercised, the vesting of awards, and other administrative functions. Thus far, the Committee has granted incentive stock options, non-qualified stock options and restricted stock awards under the 1995 Plan. The grants are designed to further the growth, development and financial success of the Company by providing additional incentives to key employees and assisting them to become owners of capital stock of the Company and thus to benefit directly from its growth, development and financial success. Stock option grants and restricted stock awards also enable the Company to attract and retain the services of executives considered essential to the long-range success of the Company by providing them with a competitive compensation package and an opportunity to become owners of capital stock of the Company.

Chairman and Chief Executive Officer Compensation

   Effective January 1, 2000, Ms. Hefner's annual salary remained $550,000. In making this decision, the Committee considered, among other things, the Company's overall financial and operational performance over the last few fiscal years. The Compensation Committee also reviewed competitive market data and, consistent with its general approach to salaries, attempted to place Ms. Hefner's salary slightly above the median of the data reported in relevant compensation surveys and other information considered by the Committee.

   Ms. Hefner's bonus payout of $110,042 was calculated according to the Program. Ms. Hefner's maximum bonus opportunity was 100% of her base salary. Her bonus was based on achievement of profitability targets for fiscal year 1999. The Company achieved only some of its targets and, therefore, only a portion of the maximum bonus will be paid to her.

Deductibility of Compensation

   In 1993, changes were made to the federal corporate income tax law to limit the ability of public companies to deduct compensation in excess of $1 million paid annually to the five most highly compensated executive officers. There are exemptions from this limit, including compensation that is based on the attainment of performance goals that are established by the Committee and approved by the Company's stockholders and forms of current compensation provided under a binding contract pre-dating the new tax law. It is the Committee's policy to seek to qualify executive compensation for deductibility to the extent that this policy is consistent with the Company's overall objectives in attracting, motivating and retaining its executives. The Committee believes that grants of stock options under the 1995 Plan and grants of restricted stock made to executive officers under the 1995 Plan during fiscal year 1999 qualify as stockholder-approved performance-based compensation and, therefore, will be fully deductible when an option is exercised or the restricted stock vests. Grants of restricted stock made under the 1995 Plan prior to fiscal year 1997, however, do not qualify as stockholder-approved performance-based compensation and, therefore, will not be fully deductible to the extent that the compensation, when added to other non-exempt compensation for a particular executive, exceeds the limit in any tax year. The

Committee believes that, based upon current compensation levels, compensation paid in fiscal year 1999 should be fully deductible.

Submitted by the Compensation Committee:

  Sol Rosenthal, Chairman
  Dennis S. Bookshester
  Donald G. Drapkin

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Compensation Committee during fiscal year 1999 were Sol Rosenthal, Dennis S. Bookshester and Donald G. Drapkin, none of whom has served at any time as an officer or employee of the Company or any of its subsidiaries.

                               PERFORMANCE GRAPH

   The following graph is a comparison of the yearly percentage change in the Company's total shareholder return on its Class B Stock, with the cumulative total return of the Russell 2000 Stock Index and an index of peer companies selected by the Company consisting of companies engaged in lines of business similar to its own. In addition to the Company, these companies are: McGraw-Hill Inc., Meredith Corporation, Time Warner Inc., Tribune Company and The Walt Disney Company.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG PLAYBOY ENTERPRISES, INC., THE RUSSELL 2000 INDEX
                               AND A PEER GROUP

Plot Points for Playboy Performance Graph
           Playboy      Peer      Russell
         Enterprises    Group      2000
         -----------   -------    -------
12/94      $100.00     $100.00    $100.00
12/95        79.76      122.58     128.44
12/96        92.86      140.16     149.77
12/97       149.40      212.25     183.23
12/98       199.40      265.81     178.09
12/99       231.55      302.99     212.98

--------
*$100 invested on 12/31/94 in stock or index - including reinvestment of dividends. Fiscal year ending December 31.

                  EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS
                       AND INCENTIVE COMPENSATION PLANS

   To aid the Company in retaining its most senior executives and certain other officers, the Board approved Change in Control Agreements (the "Agreements"), which provide for the payment of specified benefits to selected officers if their employment terminates after a "change in control" (defined below) of the Company. Christie Hefner, Anthony J. Lynn, Alex Mironovich and Garry W. Saunders are beneficiaries of this program. Each Agreement provides that:

  . a lump-sum cash payment will be made within 10 days following termination, equal to 300% of the sum of the officer's annual base salary in effect immediately prior to the occurrence of the change in control and the maximum bonus for the officer's position under the Program established for the then applicable fiscal year;

  . the amount of the lump-sum cash payment would be subject to reduction so that no portion would be subject to the excise tax provision of the Internal Revenue Code of 1986, as amended (the "Code"), but only if the officer would obtain a net after-tax benefit from this reduction;

  . the officer will be allowed to continue his or her participation in then existing welfare benefit plans, such as medical insurance, for up to a year from the effective date of termination;

  . the Agreement will have an initial five-year term, automatically extended on each anniversary of its execution unless the Company or the officer gives notice that it or the officer does not wish to extend the Agreement; and

  . payments become due and benefits are provided if, within 18 months after a change in control, the employee is involuntarily terminated for reasons other than death, disability or "cause" (defined below), or voluntarily terminates employment for certain reasons.

   A "change in control" is defined as (1) any liquidation or dissolution of the Company; (2) a sale, exchange or other disposition of Playboy magazine;
(3) any occurrence by which The Hugh M. Hefner 1991 Trust and Christie Hefner (who is deemed to hold shares beneficially owned by the Trust to the extent Ms. Hefner has sole voting power with respect to those shares) cease, collectively, to hold at least 50% of the Company's stock entitled to vote generally in the election of Company directors; and (4) the merger, consolidation or reorganization of the Company, or sale of all or substantially all of the Company's assets, unless the transaction is initiated by the Company and, as a result of the transaction, not less than a majority of the combined voting power of the securities of the surviving or transferee corporation is held by persons who held not less than a majority of the combined voting power of the outstanding voting stock of the Company immediately prior to the transaction.

   Under the Agreements, "cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or willful engagement in conduct materially injurious to the Company. The Agreements also provide that the reasons for which the officer may voluntarily terminate employment without forfeiture of benefits include failure to maintain the officer in the position held prior to the change in control, removal of the officer from the Board, assignment to the officer of duties materially inconsistent with the authorities and responsibilities exercised prior to the change in control, an aggregate reduction in the officer's cash compensation, a termination or reduction in scope or value of the officer's employee benefits, a good-faith determination by the officer that, as a result of a change in circumstances following a change in control, the officer is unable to carry out the authorities or responsibilities of the officer's position, or requiring the officer to perform duties beyond a 50-mile radius from the place of the officer's employment immediately prior to the change in control, or to travel at least 50% more than was previously required in any of the three years prior to the change in control.

   Effective June 1, 1992, the Company hired Anthony J. Lynn, under an employment contract, as President of its Entertainment Group. Mr. Lynn is charged with the responsibility of managing the Entertainment Group's television, home video and international operations. Mr. Lynn's employment contract, as amended, extends through June 30, 2000, unless terminated earlier under its terms and conditions. Mr. Lynn is to receive "Base Compensation" ranging from $525,000 (for fiscal year 1998) to a maximum of $550,000 per year (beginning with fiscal year 1999) during the amended term plus all benefits otherwise accorded to senior executives of the Company in similar positions other than the Program. During the term of the contract, management shall also recommend to the Compensation Committee the grant of further options to Mr. Lynn should grants be made generally to other members of senior management. Upon termination of his employment, Mr. Lynn is entitled to receive all or a portion of his Base Compensation and benefits, depending on the date and circumstances of termination. If the Company terminates Mr. Lynn without cause, he is entitled to receive a one-time payment equal to his Base Compensation in the year in which the termination occurs.

   Mr. Lynn may also receive compensation under the Playboy Enterprises, Inc. Incentive Compensation Plan for Anthony J. Lynn (the "Lynn Plan"), which provides Mr. Lynn with the opportunity to receive compensation based on the performance of the Company's Entertainment Group. The Lynn Plan also provides Mr. Lynn with a cash bonus in the event of certain dispositions of the equity or assets of the Entertainment Group.

   The Lynn Plan entitles Mr. Lynn to receive contingent compensation for each fiscal year ("Contingent Compensation") equal to 5% of the amount by which the Entertainment Group's Pre-tax Profits for the fiscal year exceed $2.35 million; provided that, if the sum of his base salary plus that fiscal year's Contingent Compensation equals $2,000,000, any additional Contingent Compensation payable to Mr. Lynn for that fiscal year will equal 2.5% of the amount by which the Entertainment Group's Pre-tax Profits exceed $2.35 million. The Entertainment Group's Pre-tax Profits is defined under the Lynn Plan as the amount, if any, by which the total net revenues of the Entertainment Group exceeds all reasonable and applicable operating expenses attributable to them, in accordance with Generally Accepted Accounting Principles computed consistent with methods utilized by the Company and the Company's outside auditors in the preparation of the Company's audited financial statements. In computing the Pre-tax Profits of the Entertainment Group for any fiscal year, there shall be allowed all fair and reasonable allocation of items of revenue and expenses between divisions, subsidiaries and affiliates of the Company, including, but not limited to, intercompany sales, expenses such as rent, occupancy, general administrative and personnel salaries, technology, insurance, employee benefits costs, security, payroll processing, legal and tax advisory fees, depreciation, profit sharing and auditing expenses. In addition, the effect of any One Time Gain or Loss (defined below) accounted for as part of the Entertainment Group shall be amortized evenly over four years, beginning in the month of occurrence, for purposes of calculating Pre-tax Profits for any fiscal year, regardless of how the transaction is accounted for under Generally Accepted Accounting Principles. A "One Time Gain or Loss" is a gain or loss resulting from a transaction not in the ordinary course of business and which does not result in an Equity Bonus (as described below). Profits or losses from any other fiscal year shall not, except as described above for One Time Gains or Losses, be carried over or back to any other fiscal year or otherwise be taken into consideration in computing the Pre-tax Profits of a particular fiscal year. The Lynn Plan entitles Mr. Lynn to receive Contingent Compensation for fiscal year 1997, the six-month transition period ended December 31, 1997, fiscal year 1998, fiscal year 1999 and the first half of fiscal year 2000, and for each fiscal year after June 30, 2000 unless notice is given by the Compensation Committee to Mr. Lynn that the provisions of the Lynn Plan pertaining to Contingent Compensation will not apply to the specified fiscal year after fiscal year 2000. Mr. Lynn's Contingent Compensation with respect to fiscal year 1999 was $1,775,629.

   If Mr. Lynn's employment is terminated "for cause," Mr. Lynn will receive all Contingent Compensation payable with respect to all periods prior to the fiscal year during which the Company notifies Mr. Lynn that his employment is terminated. If Mr. Lynn's employment is terminated because of Mr. Lynn's death or disability, he (or his estate or personal representative, as applicable) will receive all unpaid Contingent Compensation payable with respect to all periods prior to the fiscal year during which death or disability occurs plus a prorated percentage of the Contingent Compensation for that fiscal year. If Mr. Lynn's employment is terminated by the Company without cause, he will receive 100% of the Contingent Compensation to which Mr. Lynn would have been entitled for and only for the year in which the termination occurs, reduced by amounts payable to Mr. Lynn under Mr. Lynn's Change in Control Agreement (described above).

   If the Company directly or indirectly sells, transfers or otherwise disposes of an equity interest in Playboy Entertainment Group, Inc. ("PEGI") or all or a portion of the assets comprising the Playboy Entertainment Group operations (except sales of assets or operations that contributed less than 25% of the Group's total Pre-tax Profits in the immediately preceding fiscal year or less than a 25% equity interest) to a third party (including a sale to the public) during Mr. Lynn's employment or within three (3) months following the termination of Mr. Lynn's employment (an "Equity Disposition Transaction"), then Mr. Lynn will receive a one-time Equity Bonus equal to the product of EB Pre-tax Profits times the Remaining Term. "EB Pre-tax Profits" is defined in the Lynn Plan as (i) in the case of the sale, transfer or other disposition of an equity interest in PEGI entitling Mr. Lynn to an Equity Bonus, the total Pre-tax Profits of PEGI for the fiscal year immediately preceding the Equity Disposition Transaction times the fully-diluted percentage equity interest in PEGI acquired by the third party, and (ii) in the case of a sale, transfer or other disposition of all or a portion of the assets comprising the Entertainment Group entitling Mr. Lynn to an Equity Bonus, that portion of the Pre-tax Profits of the

Entertainment Group generated or attributable to the assets for the fiscal year immediately preceding the Equity Disposition Transaction. "Remaining Term" is defined in the Lynn Plan as the lesser of (i) three (3) or (ii) the number arrived at by dividing by 12 the number of full months remaining in Mr. Lynn's employment term. The payment of the Equity Bonus, if any, will be in addition to any Contingent Compensation payable to Mr. Lynn under the Lynn Plan. The Equity Bonus will be payable only in connection with an Equity Distribution which constitutes a bona fide transfer of an equity interest in PEGI or a bona fide sale of assets and will not be payable in connection with any other transaction (whether in the form of joint ventures, co-productions or otherwise) which represents a financing transaction. The Company is prohibited from structuring a transaction which would otherwise qualify as a sale or distribution of any equity interest in PEGI or a sale of assets of the Entertainment Group as a financing transaction for the purpose of frustrating the provisions of the Lynn Plan.

   Effective February 1, 1999, the Company hired Alex Mironovich, under an employment contract, as President of its Publishing Group. Under his employment contract, Mr. Mironovich receives an annual base salary of $400,000 and is entitled to participate in the Program at a maximum level, prorated for fiscal year 1999 based on his start date, of 70% of his base salary earned. Mr. Mironovich is also entitled to participate in the Company's 1995 Plan. Under the 1995 Plan, Mr. Mironovich received a stock option grant to purchase 15,000 shares of Class B Stock. This option will vest in equal installments over two years. Mr. Mironovich is also entitled to participate in the Company's existing restricted stock plan which entitles him to 2,500 shares and 12,500 shares of Class B Stock upon the Company's achieving targets of $15 million and $20 million in annual operating income, respectively. Mr. Mironovich also received an additional stock option grant to purchase 10,000 shares of Class B Stock. This option will vest in equal installments over four years. If Mr. Mironovich's employment is terminated at any time not "for cause," he will be entitled to receive guaranteed severance equal to twelve months' salary. "For cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or engaging in conduct materially injurious to the Company.

   Effective March 1998, the Company hired Garry W. Saunders as President of its Casino Gaming Group and entered into an employment contract. Mr. Saunders receives an annual base salary of $410,000 and, in fiscal years 1999 and 2000, participates in a special incentive/bonus plan (the "Saunders Plan"). The Saunders Plan has two parts. The first part has a maximum opportunity of $100,000 based on EBITDA and/or casino gaming profitability. The second part of the Saunders Plan has bonus payouts based on signing new casino gaming contracts, property openings and first year project profits. Payouts under this part of the Saunders Plan are based on the size and number of deals. Mr. Saunders received no payout in 1999. Mr. Saunders is also entitled to participate in the Company's 1995 Plan. Under the 1995 Plan, Mr. Saunders received a stock option grant to purchase 75,000 shares of Class B Stock which will vest in 25% increments over a four-year period. Mr. Saunders is also entitled to participate in the Company's existing restricted stock plan which entitles him to 2,500 shares and 12,500 shares of Class B Stock upon the Company's achieving targets of $15 million and $20 million in annual operating income, respectively. If Mr. Saunders' employment is terminated at any time not "for cause," he will be entitled to receive guaranteed severance equal to no less than six months' salary and up to an additional six months' salary if he remains unemployed. "For cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or engaging in conduct materially injurious to the Company.

                         TRANSACTIONS WITH MANAGEMENT

   The Company owns a 29-room mansion (the "Mansion") located on 5 1/2 acres in Holmby Hills, California, which is used for various corporate activities, including serving as a valuable location for video production and magazine photography, business meetings, enhancing the Company's image, charitable functions and a wide variety of promotional and marketing purposes. The Mansion generates substantial publicity and recognition which increase public awareness of the Company and its products and services. Facilities at the Mansion include a tennis court, swimming pool, gymnasium and other recreational facilities as well as extensive film, video, sound and security systems. The Mansion also includes accommodations for guests and serves as Hugh M. Hefner's office and residence (the "Hefner Residence"). The Mansion has a full-time staff which maintains it, serves in various capacities at the functions held there and provides Mr. Hefner, his guests and the Company's guests with meals, beverages and other services.

   Under a 1979 lease entered into with the Company, the annual rent for Mr. Hefner's basic Mansion accommodations, and the Mansion's facilities, utilities and attendant services is to be determined by independent expert appraisals based on comparable hotel accommodations. In addition, Mr. Hefner is required to pay the sum of the per unit value of nonbusiness meals, beverages and other benefits received by Mr. Hefner and his personal guests. Standard food and beverage unit values are determined by independent expert appraisals based on fair market values. Valuations for both basic accommodations and standard food and beverage units are to be reappraised every three years, with annual adjustments made on the basis of appropriate consumer price index figures in other years. Mr. Hefner is also responsible for the cost of all improvements in any Hefner Residence accommodations, including capital expenditures, that are in excess of normal maintenance for those areas.

   Usage of services and benefits is recorded through a system initially developed by the auditing and consulting firm of PricewaterhouseCoopers LLP and now administered (with appropriate modifications approved by the Audit and Compensation Committees of the Board) by the Company. The lease, effective as of July 1, 1979, had an initial term ending June 30, 1981, and continues for ensuing 12-month periods unless terminated by either party. To accommodate the change in fiscal years, Mr. Hefner's lease continued for only a six-month period through December 31, 1998. At December 31, 1998, the lease renewed automatically and will continue to renew automatically for 12-month periods under the terms of the lease described above. The rent charged during fiscal year 1999 included the appraised rent and the per unit value of other benefits described above. Within 120 days after the end of the Company's fiscal year, the actual charge for all benefits is finally determined for the fiscal year. Mr. Hefner pays or receives credit for any difference between the amount finally determined and the amount he paid over the course of the year. The sum of the actual rent and other benefits payable for fiscal year 1999 was estimated by the Company to be $617,000, and Mr. Hefner paid that amount during fiscal year 1999.

   The Company purchased the Mansion in 1971 for $1,050,000 and in the intervening years has made substantial capital improvements at a cost of approximately $12,915,000 through fiscal year 1999 (including approximately $2,493,000 to bring the Hefner Residence accommodations to a standard similar to the Mansion's common areas). The Mansion is included in the Company's financial statements as of December 31, 1999 at a cost, including all improvements and after accumulated depreciation, of approximately $2,285,000. The Company receives rent from Mr. Hefner (see above) and pays all operating costs of the Mansion, which were approximately $4,395,000 in fiscal year 1999 (net of rent received from Mr. Hefner), including depreciation, taxes and security charges related to the protection of the Mansion, employees located there, business guests, the Hefner Residence and other visitors.

   In June 1993, William A. Marovitz, Ms. Hefner's spouse since July 1995, brought an opportunity to the Company to participate in one or more applications for gaming licenses in Greece. In June 1994, the independent members of the Board, in recognition of Mr. Marovitz' substantial time and effort on gaming matters, approved a compensation arrangement for all of his gaming-related activities to that time and all of his future activities relating to gaming opportunities in Greece. In consideration for past and future services, the Company paid Mr. Marovitz $125,000 in February 1995. In addition, the independent members of the Board agreed to pay Mr. Marovitz a success fee of: (1) $25,000 on the date of opening of gaming operations, which occurred in April 1999; and (2) $100,000 on each of the first, second and third anniversaries of the opening date, provided that gaming operations under the Company's trademarks are ongoing on the date of payment.

                                PROPOSAL NO. 2

                             INDEPENDENT AUDITORS

   The Board, upon the recommendation of the Audit Committee, has determined that PricewaterhouseCoopers LLP should continue to serve as auditors for the Company for the fiscal year ending December 31, 2000.

   THE BOARD RECOMMENDS THAT THE HOLDERS OF THE COMPANY'S CLASS A STOCK VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

   A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will be available to respond to appropriate questions from stockholders. The representative will be allowed to make a statement regarding appropriate issues, should he or she wish to do so. The fees and expenses incurred by the Company for the fiscal year 1999 annual audit as performed by PricewaterhouseCoopers LLP are estimated to be approximately $243,000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange and Pacific Exchange. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of the copies of the forms received by it, or written representations from certain reporting persons that no other reports were required during the fiscal year 1999, all of the Company's officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements except that Linda G. Havard, Hugh M. Hefner, Helen Isaacson, Martha O. Lindeman, Anthony J. Lynn and Richard S. Rosenzweig each filed one late Form 4 reporting one transaction, and Herbert M. Laney and Garry W. Saunders each filed two late Form 4's, each form reporting one transaction.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

   Proposals of stockholders intended to be presented at the 2001 annual meeting must be received by the Company no later than December 16, 2000, to be considered for inclusion in its proxy statement and form of proxy relating to that meeting; provided, however, that if the 2001 annual meeting is held on a date that is more than 30 days before or after the anniversary of the 2000 annual meeting, then proposals of stockholders intended to be presented at the 2001 annual meeting must be received by the Company a reasonable time before the proxy solicitation is made. Proposals should be addressed to the Secretary, Playboy Enterprises, Inc., 680 North Lake Shore Drive, Chicago, Illinois 60611, and, while not required, should be submitted by Certified Mail Return Receipt Requested to confirm the date of receipt.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

   A copy of the Company's Annual Report on Form 10-K for fiscal year 1999, including financial statements, was mailed to each stockholder on April 14, 2000.

                                OTHER BUSINESS

   As of the date of this Proxy Statement, management knows of no other business that will be presented for consideration at the annual meeting. If, however, other proper matters are presented at the meeting, it is the intention of the proxy holders named in the enclosed form of proxy to take action in accordance with their best judgment. All matters to be voted upon by stockholders require a majority vote of the shares of Class A Stock represented in person or by proxy. The quorum requirement for convening the meeting is a majority of the outstanding Class A Stock. Properly executed proxies that are marked "withheld" (in the case of director elections) or "abstain" or are held in street name by brokers that are not voted on one or more particular proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum is present at the meeting. "Withhelds" (in the case of director elections) and abstentions (with respect to all other matters) will have the same effect as a vote against the proposal to which it applies. Broker non-votes will be treated neither as a vote for nor as a vote against any of the proposals to which those broker non-votes apply.

                                          By Order of the Board of Directors

Chicago, Illinois
April 14, 2000

PROXY                                                                     PROXY
                           PLAYBOY ENTERPRISES, INC.

        This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 10, 2000

 The undersigned hereby constitutes and appoints CHRISTIE A. HEFNER and HOWARD SHAPIRO, and each of them, as Proxies, each with full power of substitution, to vote for the undersigned all of the shares of Class A Common Stock of PLAYBOY ENTERPRISES, INC. registered in the name of the undersigned, as of March 13, 2000, at the annual meeting of stockholders of Playboy Enterprises, Inc. to be held May 10, 2000 and at any and all adjournments of that meeting, upon the following matters, which are more fully described in the Proxy Statement.

 The right to revoke this proxy at any time before it is voted is reserved. When properly executed, this proxy will be voted or withheld in accordance with the specifications made in this proxy. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF MS. HEFNER AND MESSRS. BOOKSHESTER, CHEMEROW, DRAPKIN, ROSENTHAL, ROSENZWEIG AND WOLFSON AS DIRECTORS; AND "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

 PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)

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

                          PLAYBOY ENTERPRISES, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

1. Election of Directors: Nominees: 01-D. Bookshester, 02-D. Chemerow, 03-D. Drapkin, 04-C. Hefner, 05-S. Rosenthal, 06-R. Rosenzweig, 07-B. Wolfson. To withhold authority to vote for one or more (but less than all) nominees, write such nominee(s) name below and mark "For All Except Nominee(s) Written Below" to the right.

   ---------------------------------------------------------------------------

   For all [_]   Withhold All [_]   For all Except Nominee(s) Written Below [_]


2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of Playboy Enterprises, Inc. for the current fiscal year.

   For [_]    Against [_]    Abstain [_]


   The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.


                                       Signature(s) ___________________________


                                                     Dated:______________, 2000.

                                       ________________________________________

                                       The signature to this proxy should
                                       conform exactly to the name as shown.
                                       When shares are held by joint tenant, all such tenants must sign.


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